Exhibit 21.1

Tabula Rasa HealthCare, Inc. Subsidiaries

NAME	JURISDICTION OF ORGANIZATION OR INCORPORATION
CareKinesis, Inc.	Delaware
Capstone Performance Systems, LLC	Delaware
Cognify, LLC	Delaware
eClusive L.L.C.	Minnesota
Mediture LLC	Minnesota
Medliance, LLC	Arizona
J.A. Robertson, Inc.	California
TRSHC Holdings, LLC	Delaware
SinfoníaRx, Inc.	Arizona
TRHC MEC Holdings, LLC	Delaware
TRHC DM Holdings, LLC	Delaware
DM Acquisition Pty Ltd	Australia
DoseMe Holdings Pty Ltd	Australia
DoseMe Pty Ltd	Australia
DoseMe R&D Pty Ltd	Australia
DoseMe LLC	Minnesota